Exhibit 99.1

SCANA Media Contact:	SCANA Investor Contacts:
Rhonda O’Banion	Bryant Potter	Iris Griffin
(800) 562-9308	(803) 217-6916	(803) 217-6642

Santee Cooper Media Contact:
Mollie Gore
(843) 761-7093

SCANA Corporation to Hold Analyst Call on March 29, 2017 to Discuss Plans to Continue Work on the New Nuclear Project during a Transition and Evaluation Period

Cayce, SC, March 29, 2017... SCANA Corporation (SCANA) (NYSE:SCG), today provided an update with regard to the impact of the Chapter 11 filing of Westinghouse Electric Company, LLC (WEC) on the new nuclear project at the V.C. Summer Nuclear Station. South Carolina Electric & Gas Company, principal subsidiary of SCANA, and V.C. Summer Nuclear Station co-owner, Santee Cooper, contracted with WEC to build two Westinghouse AP1000 reactors in Fairfield County, S.C.

SCANA and Santee Cooper have been working with WEC in anticipation of the bankruptcy filing to reach an agreement, subject to bankruptcy court approval, that allows for work on the project to continue toward completion of the units. This agreement, which will be filed today with the court as part of WEC’s bankruptcy filings, allows for a transition and evaluation period during which SCANA and Santee Cooper will assess information provided by WEC and determine the most prudent path forward for the project.

“This agreement with Westinghouse allows progress to continue to be made on-site while we evaluate the most prudent path to take going forward,” said SCANA Chairman and CEO, Kevin Marsh. “Fluor will continue as the construction manager during this period and they continue to work towards completion of the units.”

Lonnie Carter, Santee Cooper President and CEO, said, “This agreement will provide SCE&G and Santee Cooper the time necessary to perform due diligence related to cost and schedule. It gives us critical direct access to resources and information that Westinghouse had not provided us to date, which will be important as we plan for the future of the project.”

David Seaton, Fluor Chairman and CEO, said, "Fluor will continue to support SCANA, Santee Cooper, and Westinghouse on the VC Summer project as the parties work through the current situation. We remain committed to the successful completion of this important project."

SCANA will host a call with financial analysts at 3:00pm Eastern Time on March 29, 2017, during which members of SCANA’s management team will provide an update on the impact of WEC’s bankruptcy on the new nuclear project.

Details of the call are as follows:

Date and Time:    Wednesday, March 29, 2017, 3:00 p.m. Eastern Time

Call in Number:    U.S.            888-347-3258
Canada        855-669-9657
International     412-902-4279

Speakers:        Kevin Marsh        Chief Executive Officer- SCANA
Jimmy Addison    Chief Financial Officer – SCANA
Steve Byrne    Chief Operating Officer – SCE&G

Instructions:
The conference call will begin promptly at 3:00 p.m. Eastern Time. Participants should call in 10-15 minutes early so that operators have sufficient time to record your name and company affiliation prior to the call beginning. Participants who join the call late will be interrupted during the call by the operator to record their name and company affiliation. A replay of the conference call will be available approximately 2 hours after completion of the call through April 10, 2017. To access the replay, call 877-344-7529 (U.S.), 855-669-9658 (Canada), or 412-317-0088 (International) and enter the event code 10104019. A transcript of the call will be available on the Investors section of the Company’s website at www.scana.com.

Internet Access:
The press release, presentation materials and a live listen-only webcast of the conference call will be available on the Investors section of the website at www.scana.com. The webcast will begin Wednesday, March 29, 2017 at 3:00 p.m. Eastern Time. A replay of the conference call will also be available on the Company’s website through April 10, 2017.

PROFILE
SCE&G is a regulated public utility engaged in the generation, transmission, distribution and sale of electricity to approximately 709,000 customers in South Carolina. The company also provides natural gas service to approximately 358,000 customers throughout the state. More information about SCE&G is available at www.sceg.com.

SCANA Corporation, headquartered in Cayce, S.C., is an energy-based holding company principally engaged, through subsidiaries, in electric and natural gas utility operations and other energy-related businesses. The company serves approximately 709,000 electric customers in South Carolina and approximately 1.3 million natural gas customers in South Carolina, North Carolina and Georgia. Information about SCANA and its businesses is available at www.scana.com.